Date: January 3, 2014

BRENDAN CHRISTOPHER FLOOD AND MATTHEW BRIAND

and

STAFFING 360 SOLUTIONS INC.

DEED OF WARRANTIES

containing warranties, indemnities and covenants relating to the sale and purchase of all the issued shares in

INITIO INTERNATIONAL HOLDINGS LIMITED

Ref: NAR/GF/45125802	Thomas Eggar LLP 14 New Street London EC2M 4HE Telephone +44 (0)207 9729720 Facsimile +44 (0)207 9729722 DX no. 88 London www.thomaseggar.com

Contents

Clause		Page Number

1	Definitions and Interpretation	3

2	Warranties	13

3	Tax Covenant	14

4	Notices	23

5	Assignment	24

6	General	25

7	Contract Rights of Third Parties	26

8	Law and Jurisdiction	26

9	Severance	26

10	Counterparts	27

11	Entire Agreement	27

Schedule 1		28

	The Covenantors	28

Schedule 2		29

	Part A: Details of the Company	29

	Part B: Details of Subsidiaries	30

Schedule 3 The Warranties		38

Schedule 4 Limitation of Covenantors’ Liability		56

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THIS DEED is made the 3rd day of January 2014

Parties:

(1)	THE PERSONS whose names and addresses are listed in column (1) of Schedule 1 (the "Covenantors" and each a “Covenantor”); and

(2)	STAFFING 360 SOLUTIONS INC., (Company No. 4447620), a Nevada Corporation, whose registered offices is at 641 Lexington Avenue, Suite 1526, New York, NY 10022, USA (the “Purchaser”).

RECITALS:

(A)	Initio International Holdings Limited is a company registered in England and Wales under Company No. 07116112, and details of the Company are set out in Part 1 of Schedule 2.

(B)	The Purchaser is to acquire all of the issued share capital of the Company for the consideration as set out in the SPA.

(C)	The Covenantors are directors and shareholders of the Company and beneficial owners of the numbers of the Sale Shares (as hereinafter defined) in the capital of the Company set opposite their respective names in column (2) of Schedule 1 hereto and have agreed to enter into this Deed for the purposes and in the manner hereinafter appearing.

IT IS HEREBY AGREED AS FOLLOWS:

In this Deed, unless the context otherwise requires:-

1	Definitions and Interpretation

1.1	In this Deed (including the Recitals), unless the context otherwise requires the following words and phrases have the meanings set out opposite each of them below:-

“Accounts” means the audited consolidated financial statements of Initio and the Group for the year ended 31 December 2012;

"Accounts Date": means 31 December 2012;

“Affiliate”: means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the specified Person;

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"Audited Financial Statements": shall have the meaning given in the SPA;

"Business Day": means a day (other than Saturday or Sunday) on which banks are open for general business in the City of London;

"Claim" has the meaning given in Schedule 4;

"Claim for Tax": means any notice, demand, assessment, return, accounts, computations, letter or other document issued by or on behalf of any Taxing Authority or the taking of any other action by or on behalf of any Taxing Authority from which it appears that any member of the Group has or may be likely to have any Liability to Tax;

"Companies Act": means the Companies Act 2006;

"Company": means Initio International Holdings Limited particulars of which are set out in Part 1 of Schedule 2;

"Completion": means completion of the sale and purchase of the Sale Shares by the Purchaser under the SPA;

"Confidential Information": means all confidential information used in or otherwise relating to the Group or its business or affairs including (without limitation) customer and client lists, information relating to its operations and processes, technical information, know how information relating to future business development or planning, future projects, commercial relationships, information relating to litigation or legal advice, in each case, in whatever form held;

"Connected Person": means in relation to any other person, a person who is connected with that other person within the meaning of 1122 of the CTA 2010 and a "Group of Connected Persons" means a group of persons who are so connected with one another;

"Contract": means any agreement or commitment whether conditional or unconditional and whether by deed, under hand, oral or otherwise;

"Covenantors Solicitors": means Mishcon de Reya of Summit House, 12 Red Lion Square, London WC1R 4QD;

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“CTA 2009”: means Corporation Tax 2009;

“CTA 2010”: means Corporation Tax 2010;

"Data Room": means the documents and information contained or referred to in the electronic data room, as updated from time to time, virtually hosted and maintained by the Covenantors' Solicitors, made available to, amongst others, the Purchaser and its advisers by the Covenantors' Solicitors;

"Disclosure Letter": means the letter of the same date as this Deed in the agreed terms from the Covenantors to the Purchaser and delivered to the Purchaser’s Solicitors (and which includes the Disclosure Materials);

“Disclosure Materials”: means (i) the documents and materials listed in Schedule 5 and (ii) each and every document contained in the Data Room, which have been disclosed to the Purchaser for the purpose of the Disclosure Letter and which form part of the Disclosure Letter.

"Encumbrance": means any Lien or other interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, claim lien, assignment, hypothecation, security, interest, title, negative pledge, retention or any other security agreement or arrangement (whether monetary or not) or any agreement or commitment to give or create any of the foregoing;

"Enlarged Group": means the Purchaser, the Company and the Subsidiaries;

"Event": means the existence of any state of affairs or a transaction, act, event, payment, occurrence or omission of whatever nature, including without limitation the acquisition, disposal or realisation of any asset and the making of any claim relevant for Taxation purposes and, without limitation, shall include the receipt or deemed receipt for the purposes of Tax Legislation of any profits, income or gains; and any reference to an Event occurring on or before the date of Completion shall include:-

(a)	an Event which is deemed for the purposes of any Tax Legislation to have occurred or which is otherwise treated or regarded as having occurred on or before the date of Completion; and

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(b)	an Event which occurred or is deemed to have occurred after the date of Completion if the combined effect of that Event and any Event or Events which occurred or are deemed for the purposes of any Tax Legislation to have occurred on or before Completion is to give rise to a Liability to Taxation or increased Liability to Taxation;

"Group": means the Company and the Subsidiaries and "member of the Group" or "Group Company" means any one of them;

“Governmental Body”; means any foreign, federal, state, provincial or local governmental body or political subdivision thereof, and any agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including, without limitation, all taxing authorities;

"IP Rights": means patents, trademarks and registered designs (including applications for the same and unregistered marks and designs), service marks trade names copyrights trade secrets discoveries, improvements, designs, techniques, technical information, knowhow and show how, engineering and technical data, specifications, formulae, computer programs and other confidential processes, methods and information and other protected rights, assets and know how of any kind;

“Key Employee”: means an employee of the Company who meets any one or more of the following criteria: (i) owns either directly or indirectly at least five percent of the issued shares of the Company (excluding Simon Lythgoe); or (ii) is an officer or member of the board of directors of the Company and Subsidiaries.

“Latest Balance Sheet” means the statement of assets liabilities and shareholders equity of the Company and the Subsidiaries on a combined basis for the year to date ending 30 September 2013 and the related statements of revenue and expenditure for the period then ended;

“Lien”: means any interest, consensual or otherwise, in property securing a monetary obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including without limitation, all liens, mortgages, security interests, pledges, deeds of trust, statutory liens for unpaid rentals, options or other charges and encumbrances;

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"Liability to Taxation": means any liability of any member of the Group to make a payment of or in respect of Taxation whether or not the same is primarily payable by any member of the Group and whether or not any member of the Group has or may have any right of reimbursement against any other person or persons:-

(a)	the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for Taxation which appears in the Accounts or which but for such Relief was treated as an asset of the Company in the Accounts or was taken into account in computing ( and so reducing or eliminating) any provision for deferred Taxation which appears in the Accounts in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the date of such Loss) have been saved but for such Loss assuming for this purpose that the Company has sufficient profits or was otherwise in a position to use the Relief in which case the amount of the Liability for Taxation shall be the amount of the actual payment or the amount that otherwise would be payable;

(b)	the Loss of any Relief which could be utilised against Tax due on future profits of the Group (whether of an income or capital nature) in which case the amount of the Liability for Taxation shall be the amount of Taxation which would (on the basis of tax rates current at the time of use of such Loss) have been saved; and

(c)	the Loss of any right to repayment of Taxation (including any repayment supplement) which was treated as an asset in the Accounts in which case the amount of the Liability to Taxation shall be the amount of the right to repayment and any related repayment supplement;

"Loss": means any reduction, modification, nullification, utilisation, disallowance or clawback for whatever reason;

"Management Accounts": means unaudited profit and loss account and balance sheet for the Company as at and for the period to the 31 October 2013, a copy of which is attached to the Disclosure Letter;

“Material” or “Materially” (whether or not capitalized) means (a) a contract with a potential value in excess of One Hundred Thousand Dollars ($100,000), either individually or in an aggregate basis, or (b) a potential effect on Initio in excess of One Hundred Thousand Dollars ($100,000), either individually or in an aggregate basis or (c) which is otherwise material in the context of the financial position or trading of the Group.

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“Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, Materially adverse to the business and/or financial condition, assets, results of operations of Initio or its Subsidiaries (on a combined basis), other than any change, effect, event, occurrence or state of facts relating to the economy in general.

"Net Asset Value" means the total value of the assets (tangible and intangible) of the Group less the total liabilities of the Group applying the accounting policies and practices used in the preparation of the Last Balance Sheet;

"Ordinary Shares": means the ordinary share in the capital of the Company with a nominal value of 0.1p each;

"Overprovision": the amount by which any provision in the Accounts or the Audited Financial Statements relating to Tax is overstated, applying the accounting policies, principles and practices adopted in relation to the preparation of the Accounts and/or the Audited Financial Statements (and ignoring the effect of any change in law made after Completion);

"Profits": means in relation to any Liability to Tax within the United Kingdom, has the meaning given in section 2(2) of the Corporation Tax Act 2009 and, in relation to any Liability to Tax outside the United Kingdom, includes income, profits, gains (including capital gains) or the value of supplies and any other consideration, value or receipts used or charged for taxation purposes;

"Property": the properties detailed in Schedule 5;

"Purchaser's Group": means the Purchaser, any parent undertaking and/or subsidiary undertaking (each as defined in section 1162 of the Companies Act 2006) of the Purchaser;

"Purchaser's Solicitors": means Thomas Eggar LLP of 14 New Street, London EC2M 4HE;

"Relevant Claim": means any claim for breach of any of the Warranties or under the Tax Covenant;

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"Relevant Percentage" means 50.43% in relation to Brendan Flood and 31.57% in relation to Matthew Briand;

"Relevant Tax Assessment" means a Tax Assessment which may give rise to a Relevant Claim;

"Relief": means any loss, relief, exemption, allowance, set-off, deduction or credit relevant to the computation of any liability to make a payment of or relating to Taxation or claimable or available pursuant to any Tax Legislation or any deduction in computing income profits or gains for the purpose of Taxation or any right to the repayment of Tax;

"Sale Shares": means the Ordinary Shares to be acquired by the Purchaser on completion of the SPA;

"SPA": means the Agreement dated 30 October 2013 between the Purchaser and the owners of shares in the Company for the sale and purchase of all the issued shares in the Company, as amended on 10 December 2013;

"Straddle Tax Returns": means the following Tax Returns, in each case being Tax Returns to be filed after Completion in respect of accounting periods which have commenced prior to Completion but which end after Completion:

(d)	UK corporation tax returns for Initio International Holdings Limited; Initio International Limited; BB Professional Solutions Limited; Longbridge Recruitment (Sales and Marketing) Limited; Longbridge Recruitment (Law) Limited; Longbridge Recruitment (Technical) Limited; and Longbridge Recruitment (Technology Solutions) Limited in respect of the year ending 31 December 2013;

(e)	US tax returns for Monroe Staffing Services LLC and Faro Recruitment America Inc in respect of the year ending 31 December 2013:

(i)	US Corporation Income Tax Return;

(ii)	Nevada Corporate Income Tax Return;

(iii)	Connecticut State Income Tax Return;

(iv)	Rhode Island State Income Tax Return;

(v)	Massachusetts State Income Tax Return;

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(vi)	New Hampshire State Income Tax Return;

(vii)	North Carolina State Income Tax Return;

(viii)	California Sales and Payroll Return;

(ix)	Delaware Sales and Payroll Return;

(x)	Georgia Sales and Payroll Return;

(xi)	Illinois Sales and Payroll Return;

(xii)	Indiana Sales and Payroll Return;

(xiii)	Kansas Sales and Payroll Return;

(xiv)	Maryland Sales and Payroll Return;

(xv)	New Jersey Sales and Payroll Return;

(xvi)	New York Sales and Payroll Return;

(xvii)	Texas Sales and Payroll Return;

(xviii)	Utah Sales and Payroll Return;and

(xix)	Virginia Sales and Payroll Return.

(f)	Payroll tax return for Initio International Holdings Limited; Initio International Limited; BB Professional Solutions Limited; Longbridge Recruitment (Sales and Marketing) Limited; Longbridge Recruitment (Law) Limited; Longbridge Recruitment (Technical) Limited; and Longbridge Recruitment (Technology Solutions) Limited for the month ending 30 November 2013;

(g)	Payroll tax return for Monroe Staffing Services LLC and Faro Recruitment America Inc for the month ending 30 November 2013;

(h)	VAT return for Initio International Holdings Limited; Initio International Limited; BB Professional Solutions Limited; Longbridge Recruitment (Sales and Marketing) Limited; Longbridge Recruitment (Law) Limited; Longbridge Recruitment (Technical) Limited; and Longbridge Recruitment (Technology Solutions) Limited for the period ending 30 November 2013.

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"Subsidiaries": means each of the companies, particulars of which are set out in Part 2 of Schedule 2;

"Tax" or "Taxation": means all forms of taxation duties imposts charges levies and withholdings and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the foregoing includes:-

(i)	in relation to the United Kingdom, income tax, (including for the avoidance of doubt income tax required to be deducted from or accounted for in respect of any payment) corporation tax, capital gains tax, value added tax, inheritance tax; stamp duty, stamp duty reserve tax; customs and excise duties; import duty; national insurance contributions; and social security contributions;

(j)	occupation; franchise, value added, sales, and purchase in relation to any jurisdiction outside the United Kingdom any tax, duty, charge or withholding in the nature of taxation, including (without limitation) taxes on gross or net income, profits or gains; taxes on receipts, sales, use; and

(k)	any interest, surcharge, fine, penalty or charge payable in connection with any of the foregoing;

"Tax Covenant": means the covenant in respect of Taxation given by the Covenantors in clause 4 of this Deed;

"Tax Claim" has the meaning given in Schedule 4;

"Tax Legislation": means any legislation imposing or relating to Taxation;

"Taxing Authority": means HM Revenue and Customs, Department of Work and Pension and any other statutory or governmental authority or body whatsoever of the United Kingdom or in any other jurisdiction which seeks to determine liability for and/or administer Taxation;

"Tax Warranties": means the Warranties contained in paragraphs 31 to 38 of Schedule 3;

"Transaction Document": shall have the meaning given in the SPA;

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"Warranties": means the warranties set out in Schedule 3 of this Deed and in Sections 3A and 5 of the SPA.

1.2	In this Deed (including the Recitals) unless inconsistent with the subject or context:

1.2.1	an expression which is defined in or to which a meaning is assigned for the purpose of the Companies Acts or the Insolvency Act 1986 has the same meaning;

1.2.2	a reference to "writing", or any cognate expression, includes a reference to any communication effected by facsimile transmission or comparable means (but not emails);

1.2.3	a reference to a document "in the agreed terms" or "in agreed form" is a reference to the form of the draft initialled for the purposes of identification by or on behalf of each of the parties;

1.2.4	a reference to a "Clause" or a "Schedule" is a reference to a clause of or a schedule to this Deed and a reference to this Deed includes a reference to each Schedule;

1.2.5	any phrase introduced by the terms "including", "include", "in particular", "inter alia" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.6	words denoting the singular shall include the plural and vice versa, references to one gender shall include the other gender and references to "persons" shall include references to natural persons, partnerships, bodies corporate or unincorporated associations;

1.2.7	headings and sub-headings are included for ease of reference only and shall not affect the interpretation of this Deed;

1.2.8	any reference to any statute or statutory provision shall include that statute or statutory provisions as from time to time amended, modified, replaced or re-enacted (whether before, on or after the date of this Deed) and any order, regulation, instrument, bye-law or other subordinate legislation made under it;

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1.2.9	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, person or any other legal concept shall, in respect of any other jurisdiction, be treated as including that which In their nature and effect most nearly approximate in that jurisdiction to the English legal term;

1.2.10	if a Warranty is qualified by the expressions "to the best of the Covenantors' knowledge information and belief" or "so far as the Covenantors are aware" or any similar expression, that expression shall be deemed to include a warranty by the makers of the statement that the statement has been made by them after making reasonable enquiry of each of the directors or officers and employees reasonably having such knowledge of the Company and the Subsidiaries who would know; and

1.2.11	references to a "Tax Assessment" mean any notice, demand, assessment return, accounts, letter or other document in each case issued by or action taken by any Tax Authority or any self-assessment return prepared by or on behalf of any Group Company indicating that:

(a)	the Purchaser or a Group Company is or may be placed under a liability; or

(b)	any Relief of any Group Company is or may be lost, set off or applied in computing Profits or Taxation; or

(c)	any of the assets of any Group Company or the Purchaser (including any shares in the Company) are subject to any charge or any power of sale, mortgage or charge resulting from or in consequence of any liability to inheritance tax, in respect of which a Relevant Claim arises or may arise.

2	Warranties

2.1	The Covenantors severally warrant to the Purchaser in the terms of the Warranties.

2.2	The Warranties are qualified and the Covenantors shall not be liable for any claim or demand to the extent that the facts and/or matters giving rise to the claim or demand are fairly disclosed in the Disclosure Letter.

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2.3	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty or any other term of this Deed.

2.4	No Covenantor will be liable for any claim or demand under this Deed, the SPA or any Transaction Document if the matter or facts giving rise to such claim or demand was known to the Purchaser or director or, officers at the date of this Deed.

2.5	The Covenantors shall not make any claim or demand or exercise any other right or remedy which the Covenantors may have against any of the employees, officers, consultants or professional advisers of the Company or any Subsidiary and the Purchaser in connection with this transaction (including the provision of information contained or reflected in the Disclosure Letter), save in the case of fraud, fraudulent misrepresentation, wilful deception or deliberate concealment.

2.6	Schedule 4 shall apply to limit or exclude, in accordance with its terms, any liability which the Covenantors might otherwise have in respect of a Claim or Tax Claim, provided that no limitation placed upon the liability of the Covenantors pursuant to Schedule 4 (whether as to amount, time or otherwise) shall apply in relation to any claim by the Purchaser which is the consequence of fraud or fraudulent misrepresentation or wilful non-disclosure by the Covenantors.

3	Tax Covenant

3.1	The Covenantors severally covenant to pay (as directed by the Purchaser) to the Purchaser or to any member of the Group an amount equal to any Liability to Taxation of the Group resulting from:-

3.1.1	any Event occurring or deemed, for Taxation purposes, to have occurred on or before Completion; or

3.1.2	any Profits earned, accrued or received in respect of any period ending on or before Completion; or

3.1.3	any Liability to Taxation of the Group arising as a result of any Claim for Taxation in respect of payments made by the Group to any directors or employees of the Group during any period prior to Completion that has not been provided for in the Accounts and whether such payments have been treated as repayment of loans owing to such directors and employees or as remuneration or benefits provided by any member of the Group to such employees or directors at any time prior to Completion and including any tax arising or payable by the Company on the exercise of any share option in the Company granted by the Company prior to Completion by any employee or director at any time including after Completion; or

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3.1.4	the reasonable costs and expenses properly incurred by any member of the Enlarged Group in relation to a successful Claim in relation to Taxation pursuant to the provisions of clauses 3.1.1 to 3.1.3 (inclusive).

3.2	The amount of the Liability to Taxation of the Group resulting from a Claim for Tax and which is payable to the Purchaser under this Deed shall be the amount of the actual payment made by or Loss of Relief by the relevant member of the Group in respect of the Liability to Taxation.

3.3	The Covenantors shall not have a liability under the Tax Covenant to the extent that:-

3.3.1	provision, reserve or allowance in respect of such Liability to Taxation was made in the Accounts (including any provision for deferred tax) or in the case of a general provision, reserve or allowance the Liability to Taxation was taken into account when preparing such general provision, reserve or allowance; or

3.3.2	the Liability to Taxation either, (a) comprises United Kingdom corporation tax on income profits or gains earned by the Group, or (b) arises as a result of an Event occurring, in the ordinary course of the trading activities of the Group during the period beginning immediately after the Accounts Date and ending on Completion; or

3.3.3	the Profits in respect of which the said Liability to Taxation arises were actually earned, accrued or received by the Group but were not reflected in the Accounts; or

3.3.4	it arises or is increased as a result only of any change in the law of Tax announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

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3.3.5	it would not have arisen but for a change after Completion in the accounting bases on which the Company or any member of the Enlarged Group values its assets; or

3.3.6	the Purchaser is compensated for any such matter under any other provision of this agreement; or

3.3.7	there is available to the Company or any member of the Group any Relief which relates to any period prior to Completion; or

3.3.7	it would not have arisen but for a voluntary act, transaction or omission of the Company or any member of the Enlarged Group outside the ordinary course of business after Completion and which the Purchaser was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question.

Conduct of Claims

3.4	If the Purchaser or any Group Company becomes aware of or receives any Relevant Tax Assessment, the Purchaser shall as soon as is reasonably practicable and in any event within 15 Business Days thereof give written notice of the Relevant Tax Assessment to the with reasonable details in respect of the same.

3.5	Subject to the Covenantors fulfilling their obligations under this clause 3.5, including the provision of security and unless the circumstances require immediate action to prevent further damage or loss, the Purchaser shall, or shall procure that each of the relevant Group Companies shall take only such action and give all such information and assistance to the Sellers' Representative in connection with the affairs of the Group Company as the Sellers' Representative may reasonably and in writing request to admit, resist, appeal or compromise a Relevant Tax Assessment. The Sellers hereby agree to indemnify the Company and the Purchaser against all losses, costs, interest, damages and expenses reasonably and property incurred by the Purchaser or any Group Company (including, without limitation, interest on overdue Taxation and any Taxation which has to be paid before a Relevant Tax Assessment can be appealed) which may arise as a result of any such action which the Sellers' Representative requests. The Sellers shall provide such security as the Purchaser reasonably requests in respect of the Sellers' obligation to provide this indemnity.

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3.6	If a Relevant Tax Assessment would become final unless appealed against within applicable time limits, at the written request of the Sellers' Representative, the Purchaser shall procure that the relevant Group Companies file an appeal. The Purchaser shall not be obliged to procure that the Company appeals against any Relevant Tax Assessment if, having given the Sellers written notice of that Relevant Tax Assessment in accordance with clause 3.4, it has not within ten Business Days of the giving of such notice, and no later than ten Business Days before the expiry of any time limit for the making of an appeal, received written instructions from the Sellers' Representative to do so and, where payment of or in respect of the Tax concerned is required before the making of the appeal, received in cleared funds the amount required so to be paid from the Sellers.

3.7	The Sellers shall not be entitled to request that the Purchaser takes any action or procure that any action is taken under clauses 3.4 to 3.10 (inclusive) if it is alleged by the Taxation Authority in question (in connection with the Relevant Tax Assessment) that the Sellers have, or any Group Company whilst it was under the control of the Sellers has, committed acts or omissions which may constitute fraud or misfeasance.

3.8	The actions which the Sellers' Representative may request under clause 3.5 shall include a Group Company applying to postpone (so far as legally possible) the payment of any Tax but the Sellers shall not be entitled to have the conduct of any proceedings arising in connection with the Tax Assessment in question. The Purchaser shall, and shall procure that the relevant Group Company shall, promptly provide the Sellers with copies of all material correspondence entered into and notes of any material conversations or meetings with any Taxation Authority to the extent that such correspondence or notes relate to the Tax Assessment in question. The Sellers shall keep all such information confidential.

3.9	The relevant Group Company or the Purchaser (as the case may be) shall be at liberty without reference to the Sellers to admit, compromise or otherwise deal with any Relevant Tax Assessment after whichever is the earliest of:

3.9.1	the receipt of a written notice from the Sellers' Representative to the effect that he considers the Relevant Tax Assessment should no longer be resisted; and

3.9.2	the expiry of a period of 20 Business Days following the service of a notice by the Purchaser on the Sellers requiring the Sellers to clarify or explain the terms of any request made under paragraph 3.5 if no satisfactory written clarification or explanation for the delay is received by the Purchaser within that period.

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3.10	Notwithstanding anything to the contrary in this clauses 3.4 to 3.10 (inclusive), the Purchaser shall not be obliged to procure that any Group Company appeals against any Relevant Tax Assessment in any forum beyond the first relevant appellate body unless independent tax counsel of at least six years' call advises in writing that, in that counsel's opinion, the chances of success in such a further appeal would be greater than the chances of failure.

3.11	Neither any member of the Group nor the Purchaser shall be obliged to appeal against any assessment to Tax raised on it if, having given the Covenantors written notice of the receipt of such assessment, it has not within 515 Business Days of the date for issuing any appeal received instructions in writing from the Covenantors in accordance with clauses 3.4 to 3.10 (inclusive) to do so.

3.12	If the Covenantors are entitled to participate in any matter relating to a Claim for Tax pursuant to clause clauses 3.4 to 3.10 (inclusive), the Purchaser shall keep the Covenantors informed of all matters relating to the Claim for Tax and the Covenantors shall be entitled to see copies of all material correspondence and/or their professional advisers reasonable access to and to take or make copies of such records, correspondence and documents as are in the possession and control of the Purchaser so as to enable the Covenantors and/or their professional advisers to determine the action to be taken under clauses 3.4 to 3.10 (inclusive).

Overprovisions and Consequential Savings

3.13	The Covenantors may at their own expense require the auditors of the Group to certify whether there exists any Overprovision and the Purchaser shall procure that the Group shall instruct its auditors to that effect and provide all such information in any Group's control or possession as the Covenantors or the auditors of the Group may require for these purposes. It is agreed that the auditors shall act as experts and take account of representations made by the Covenantors and the Purchaser.

3.14	Within 10 Business Days of the Purchaser or any member of the Group becoming aware that an Overprovision exists, the Purchaser shall notify the Covenantors of the same providing details of the same and the manner in which the amount of the Overprovision was calculated.

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3.15	The amount of the Overprovision (a “Relevant Amount”), shall be dealt with in accordance with clause 3.19.

3.16	If the Covenantors have made any payment to the Purchaser under this Agreement of the amount of any liability to Tax (including any grossed-up payment in respect of any Tax liability incurred at source by way of any withholding from any payment or deemed payment) of the Purchaser or that of any member of the Group, and the discharge of such liability in respect of the amount paid by the Covenantors does or would have (if it had been discharged within 5 Business Days of the date of the payment by the Covenantors) entitled the Purchaser or any member of the Group to a Relief, then the amount of Tax saved on the utilization of the Relief (also a “Relevant Amount”) shall be dealt with in accordance with clause 3.19.

3.17	If on the utilization after the Accounts Date by any member of the Group of any Relief which arises to any member of the Group before Completion saves any Tax for any member of the Group (for which no claim arises against the Covenantors under this Agreement) or where such Relief is a right to repayment of Tax, the relevant member of the Company receives a payment after the Accounts Date, the amount of the Tax saved or the payment received less all costs reasonably and properly incurred by any member of the Group in connection with the utilization of the Relief or the obtaining of the repayment, shall be dealt with in accordance with clause 3.19.

3.18	If an instalment payment of Tax pursuant to The Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175) made before Completion is greater than it needed to have been, the amount of the overpayment shall be dealt with under clause 3.19 as a Relevant Amount.

3.19	The Relevant Amount that has been paid by the Covenantors to the Purchaser shall on a claim by the Covenantors to that effect:

3.19.1	first be set off and thereby reduce any amounts then payable by the Covenantors to the Purchaser under this Agreement;

3.19.2	to the extent that there remains a surplus, a refund shall be made to the Covenantors of the payments previously made by the Covenantors to the Purchaser under the Agreement and not refunded previously under this Agreement up to the amount of the surplus;

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3.19.3	to the extent that the surplus referred to in clause 3.19.2 is not exhausted under that clause, it shall be carried forward and set against any future liability of the Covenantors to make any payments to the Purchaser under this Agreement.

Tax Computations

3.20	The Covenantors shall give all such assistance, supply or procure to be supplied all such information, and facilitate access to such accounting and other records as are within their control or possession as the Purchaser may reasonably request for the purpose of enabling the Purchaser and each member of the Group to deal with enquiries of and returns to Taxation Authorities and to negotiate any liability a member of the Group may have to Taxation, to the extent that it relates to Events occurring on or before Completion.

3.21	The Covenantors' Representative or their duly authorised agents shall and the Purchaser shall procure that the Covenantors are entitled to, at the expense of the Company, prepare the Tax returns and associated, notifications, claims, elections computations for each member of the Group for all accounting periods ended on or prior to Completion which remain outstanding at Completion (the "outstanding returns"). The Purchaser will procure that the relevant member of the Group shall sign and submit the outstanding returns to the relevant Taxation Authorities without amendment or with such amendments as the Purchaser may reasonably require within the applicable time limits. Nothing in clauses 3.20 to 3.23 (inclusive) shall oblige the Purchaser to procure the signing of any outstanding returns which the Purchaser in its reasonable opinion considers to be misleading or inaccurate or not compiled in accordance with the law.

3.22	If the Purchaser becomes aware of a Relevant Tax Assessment, clauses 3.4 to 3.10 (inclusive), and not clauses 3.20 to 3.23 (inclusive), shall apply in respect thereof.

3.23	The Purchaser shall procure that the relevant member of the Group compiles and files Straddle Tax Returns in accordance with the Law and to the extent that such Straddle Tax Returns relate to Events occurring on or before Completion, shall provide the Covenantors' Representative with a copy of the draft such Straddle Tax Return in advance of the date on which it is due so as to enable the Covenantors' Representative reasonable time to consider the same and shall take account of all timely and reasonable comments reasonably made by the Covenantors' Representative and shall provide the Covenantors' Representative with material information and documents related to such Straddle Tax Returns as are within the control or possession of the Purchaser or any member of the Group which the Covenantors' Representative may reasonably request.

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Recovery from Third Parties

3.24	Where a payment has been made by the Covenantors under this Deed in full discharge of a liability under that clause or paragraph and the Company or any other member of the Purchaser’s Tax Group has recovered or subsequently recovers from any person (other than the Purchaser, the Company or any member of the Purchaser’s Tax Group or any employee or director of any of them but including a Tax Authority) any sum in respect of such Tax Liability (other than by reason of the use or set off of a Purchaser’s Relief), the Purchaser shall inform the Covenantors and shall at the written request of the Covenantors (and shall procure that the Company or the relevant member of the Purchaser’s Tax Group shall) account to the Covenantors for the lesser of:

3.24.1	any amount recovered and actually received by the Company or the member of the Purchaser’s Tax Group as applicable net of any Tax on such amount and net of any Tax that would have been payable but for the use or set off of any Relief; and

3.24.2	the amount paid by the Covenantors in respect of that Tax Liability.

3.25	Any payment by the Purchaser to the Covenantors under clauses 3.24 to 3.25 (inclusive) shall be reduced by the amount of any losses, damages, liabilities, costs and expenses suffered or incurred by the Company and the Purchaser and any other member of the Purchaser’s Tax Group in recovering any amount from any third party and shall be further reduced by any amount of the payment by the Covenantors referred to in clause 3.24 which has previously been repaid to the Covenantors.

Preservation of Records

3.26	The Purchaser shall procure that in respect of Events which occur on or before Completion and Profits arising on or before Completion, each of the Group Companies shall preserve and make available to the Covenantors all such records of any member of the Group as they exist at the time of Completion, and in respect of Events which occur after Completion and Profits which arise after Completion, the Group Companies shall maintain in an organised manner and make available records of all such Events and Profits as may be reasonably required by the Covenantors for the purposes of exercising or enforcing their rights or discharging their obligations under this Agreement.

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Purchaser's Covenant

3.27	The Purchaser hereby covenants to pay each Seller an amount equal to any Relevant Tax assessed on the Seller and all costs reasonably and properly incurred by the Seller in connection with such Tax and the claim demand notice or assessment made against the Seller relating to it.

3.28	Relevant Tax for the purposes of clause 3.27 means:

3.28.1	a liability to Tax which is a secondary liability of the Seller pursuant to sections 713 to 715 of the Corporation Tax Act 2010 and/or sections 189 and 190 of the Capital Gains Act 1992 where the related primary liability is that of any member of the Group in respect of which primary liability no claim arises against the Covenantors under the Tax Covenant or where any such claim arising has been discharged by the Covenantors; or

3.28.2	a liability to Tax arising as a consequence of any member of the Group not discharging a Tax liability in respect of which recovery has been made against the Covenantors under this Agreement within five Business Days of the date of recovery.

3.29	The amount payable by the Purchaser under clause 3.27 shall be paid in Pounds Sterling and in cleared funds on the later of:

3.29.1	10 Business Days after demand for the payment; and

3.29.2	10 Business Days before the date on which the relevant Tax is due and payable (without incurring the risk of interest fined or penalties) by the Seller to the relevant Tax Authority.

3.30	Paragraph 2 of Part IV shall apply mutatis mutandis to any amount payable under clauses 3.27 to 3.31 (inclusive), or pursuant to any undertaking or indemnity given by, the Purchaser to the Covenantors or any of them under this agreement.

3.31	The covenant contained in clause 3.27 shall not apply to Taxation which has been recovered by the Covenantors under section 717(2) Corporation Tax Act 2010.

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4	Notices

4.1	Any notice or other communication given in connection with this Deed will be in writing (which for the avoidance of doubt shall not include e mail) and will be delivered personally or by fax or sent by pre-paid first class post (or air mail if overseas) to the recipient’s address and fax number as set out in this Deed or to any other address or fax number which the recipient has notified in writing to the sender received not less than five Business Days before the notice was despatched.

4.2	A notice or other communication is deemed given:-

4.2.1	if delivered personally, upon delivery at the address provided for in this clause; or

4.2.2	if sent by fax at time of transmission provided that the message was properly addressed and dispatched to the fax machine of the recipient and there was no evidence the fax transmission had been interrupted; or

4.2.3	if sent by prepaid first class post, on the second Business Day after posting it;

provided that, if it is delivered personally on a day which is not a Business Day or after 5.00 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

4.3	Any notice or other communication addressed to any of the Covenantor’s personal representatives, following his death notwithstanding that no grant of representation has yet been made in respect of that Covenantor’s estate, at that Covenantor’s address in accordance with the foregoing provisions of this clause or at such other address as may have been notified by the personal representatives in writing to the sender as being their address for service, and otherwise served in accordance with the foregoing provisions, will be deemed valid service to that Covenantor’s.

4.4	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

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4.5	The Purchaser irrevocably appoints Nicolas Roche of Thomas Eggar LLP of 14 New Street, London EC2M 4HE as its agent to receive on its behalf in England and Wales service of any proceedings arising out of or in connection with this Deed. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within England or Wales, the Purchaser will immediately appoint a substitute and give notice to the other parties of the new agent's name and address within England or Wales. Nothing in this Deed affects the right to serve process in any other manner permitted by law.

4.6	Matthew Briand and Brendan Flood irrevocably appoint Mishcon de Reya of Summit House, 12 Red Lion Square, London WC1R 4QD as its agent to receive on its behalf in England and Wales service of any proceedings arising out of or in connection with this Deed. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within England or Wales, the Purchaser will immediately appoint a substitute and give notice to the other parties of the new agent's name and address within England or Wales. Nothing in this Deed affects the right to serve process in any other manner permitted by law.

4.7	The Covenantors irrevocably appoints Lawrence Spector of Pryor Cashman LLP, 7 Times Square, New York, New York, USA as its agent to receive service of any proceedings arising out of or in connection with this Agreement. Service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason that agent ceases to be able to act as agent or no longer has an address within the State of New York, the shareholders will the State of New York. Nothing in this Agreement affects the right to serve process in any other manner permitted by law.

5	Assignment

5.1	No party may assign subcontract or delegate the benefit of, or any of their rights under, this Deed save that the Purchaser may assign the benefit of this Deed to any holding company of the Purchaser or any subsidiary thereof to which the Sale Shares are transferred.

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5.2	This Deed will be binding and enure for the benefit of the personal representatives, and successors in title of each of the parties and references to the parties will be construed accordingly.

6	General

6.1	The invalidity, illegality or unenforceability of any provision of this Deed shall not affect the other provisions of this Deed.

6.2	Unless otherwise provided, any outstanding obligation contained in this Deed will remain in force notwithstanding Completion.

6.3	Each party will do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as any other party reasonably considers necessary to give full effect to the terms of this Deed.

6.4	Failure or delay by any party in exercising any right or remedy under this Deed will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

6.5	Any waiver of any breach of, or any default under, any of the terms of this Deed will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Deed.

6.6	The Purchaser may release or compromise the liability of, or grant time or any other indulgence to, any person who is a party to this Deed without in any way prejudicing or affecting the liability (whether joint and several or otherwise) of any other person who is a party to this Deed.

6.7	The rights and remedies expressly provided for by this Deed will not exclude any rights or remedies provided by law.

6.8	No variation of this Deed will be valid unless it is in writing and signed by or on behalf of each party to this Deed.

6.9	No waiver by any party of any breach of this Deed shall be binding unless made expressly and in writing and any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

6.10	The rights of the Purchaser in respect of a breach of any provision of this Deed shall not be affected by Completion nor by the giving of any time or other indulgence by the Purchaser to any person by any other cause whatsoever except a specific waiver or release by the Purchaser in writing and any such waiver or release shall not prejudice or affect any remaining rights of the Purchaser.

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7	Contract Rights of Third Parties

7.1	Subject to clause 7.2, the parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

7.2	This Deed shall be enforceable by and is for the benefit of all members of the Group and the Purchaser and its holding companies.

8	Law and Jurisdiction

8.1	This Deed (and any document, notice, instrument or agreement made, issued or entered into pursuant to or in connection with this Deed) and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and shall be construed in accordance with the law of England.

8.2	The parties hereto submit to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or relating to this Deed. its implementation or effect, or its subject matter or formation (including non-contractual disputes or claims).

9	Severance

9.1	If any provision (or part of any provision) of this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any relevant jurisdiction, the validity, legality and enforceability in that jurisdiction of the remainder of that provision (where appropriate) and of all other provisions of this Deed shall not be in any way affected or impaired.

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9.2	If any provision of this Deed is or becomes invalid, illegal or unenforceable in any respect under the law of any relevant jurisdiction and that provision would be valid and enforceable if some part of the provision were modified, the provision in question shall apply with such modifications as may be necessary to make it valid.

9.3	If any liability or obligation of any of the Covenantors under this Deed is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liability or obligation of the other Covenantors.

10	Counterparts

This Deed may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

11	Entire Agreement

11.1	This Deed and the documents referred to or incorporated in it constitute the entire agreement between the parties relating to the subject matter of this Deed and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Deed.

11.2	Each party acknowledges and agrees that it has not entered into this Deed in reliance on any statement or representation of any person (whether a party to this Deed or not) which is not expressly incorporated in this Deed. No party will have any right or remedy for pre-contractual misrepresentation or negligent misstatement or otherwise in respect of any statement or representation of any person (whether a party to this Deed or not) which is not expressly incorporated in this Deed.

11.3	No party will have any right or remedy for any representation or statement made or incorporated in this Deed other than in contract.

11.4	Nothing in this Deed or in any other document referred to in it will be read or construed as excluding any liability or remedy as a result of fraud.

IN WITNESS whereof this document has been executed and delivered as a Deed on the date and year first before written.

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Schedule 1

The Covenantors

(1) Name	(2) Address	(3) Number of Sale Shares
Brendan Christopher Flood	5A Acacia Road, Hampton TW12 3DP	870,000 (Ordinary Shares)
Matthew Briand	45 Cutlers Farm Road, Monroe, CT 06468	79,091 (Ordinary Shares)

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Schedule 2

Part 1: Details of the Company

Name	:	Initio International Holdings Limited

Registered Number	:	07116112

Date of Incorporation	:	5 January 2010

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	1,129,872 Ordinary Shares of 0.1p each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood Matthew Briand

Charges	:	None

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Part 2: Details of Subsidiaries

Name	:	Initio International Limited

Registered Number	:	06745176

Date of Incorporation	:	10 November 2008

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	495,711 ordinary shares of £1.00 each all held by the Company

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood Matthew Briand

Charges	:	Charge granted to ABN AMRO Commercial Finance Limited for asset-backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	BB Professional Solutions Limited

Registered Number	:	07175331

Date of Incorporation	:	2 March 2010

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	100 ordinary shares of £1 each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood

Charges	:	None

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	Longbridge Recruitment (Sales & Marketing) Limited

Registered Number	:	07250883

Date of Incorporation	:	12 May 2010

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	65,000 A ordinary shares of £0.001 each and 25,000 B ordinary shares of £0.001 each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood

Charges	:	Charge granted to ABN AMRO Commercial Finance Limited for asset-backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	Longbridge Recruitment (Technical) Limited

Registered Number	:	07250883

Date of Incorporation	:	12 May 2010

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	100,000 A ordinary shares of £0.001 each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood

Charges	:	Charge granted to ABN AMRO Commercial Finance Limited for asset-backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	Longbridge Recruitment (Law) Limited

Registered Number	:	01022604

Date of Incorporation	:	27 August 1971

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	800,000 A ordinary shares of £0.001 each and 300,000 B ordinary shares of £0.001 each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood

Charges	:	Charge granted to ABN AMRO Commercial Finance Limited for asset-backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	Longbridge Recruitment (Technology Solutions) Limited

Registered Number	:	08211980

Date of Incorporation	:	12 September 2012

Place of Incorporation	:	England and Wales

Registered Office	:	Suite 002, 1-9 Hardwicks Square Hardwicks Way Wandsworth London SW18 4AW

Issued Share Capital	:	100,000 ordinary shares of £0.001 each

Company Secretary	:	Brendan Christopher Flood

Company Directors	:	Brendan Christopher Flood

Charges	:	Charge granted to ABN AMRO Commercial Finance Limited for asset-backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Grace Frank LLP

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Name	:	Faro Recruitment America Inc.

Registered Number	:	090403000197

Date of Incorporation	:	3 April 2009

Place of Incorporation	:	United States of America

Registered Office	:	405 Lexington Avenue, 26th Floor, New York NY 10174

Company Secretary	:	Steve Miller

Company Directors	:	Brendan Flood and Matthew Briand

Charges	:	None

Accounting Reference Date	:	31 December

Auditors	:	None

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Name	:	Monroe Staffing Services LLC.

Registered Number	:	020207000010

Date of Incorporation	:	7 February 2002

Place of Incorporation	:	United States of America

Registered Office	:	405 Lexington Avenue, 26th Floor, New York NY 10174

Company Secretary	:	Steve Miller

Company Directors	:	Brendan Flood and Matthew Briand

Charges	:	Charge in favour of Wells Fargo in relation to an asset backed lending facility

Accounting Reference Date	:	31 December

Auditors	:	Plum Shapiro LLP

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Schedule 3
The Warranties

In this Schedule 3:

(a)	references to the Company shall, unless otherwise explicitly excluded, also include each of the Subsidiaries; and

(b)	any warranty which references a specific piece of UK legislation shall be deemed to include, where the context requires, a reference to the equivalent piece of legislation in which the Subsidiaries are located.

1.	General

1.1	The information in respect of the Company contained in Schedule 2, Part 1 and Part 2 is true and accurate in all Material respects.

1.2	The Company is a company duly incorporated and existing under the laws of England and Wales.

1.3	The Company has no subsidiaries or subsidiary undertakings other than the Subsidiaries.

1.4	The copies of the memorandum and articles of association of the Company attached to the Disclosure Letter are complete and fully set out all of the rights and restrictions attaching to each class of shares and loan capital of the Company.

1.5	The Company has complied in all material respects with all provisions and requirements of the Companies Act in the United Kingdom as are or have been in force and all returns, particulars, resolutions and other documents, including accounts, required under any such legislation to be delivered on behalf of the Company to the Registrar of Companies or to any governmental or other competent authority have been properly made and delivered.

1.6	The Company is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing. The Company and/or its Subsidiaries carry on business in Nevada; Connecticut; Rhode Island; Massachusetts; New Hampshire; North Carolina; California; Delaware; Georgia; Illinois; Indiana; Kansas; Maryland Sales; New Jersey; New York; Texas; Utah; Virginia and the United Kingdom.

1.7	Each of the Subsidiaries that is not registered in England and Wales has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction shown in Part 2 of Schedule 2 in respect of that Subsidiary, respectively, with full power and authority to own or lease its properties and to conduct its business as currently conducted.

1.8	The registers of shareholders and other statutory books and records of the Company have been properly kept and contain a true, complete and accurate record of all the matters which are required to be dealt with therein. All returns, particulars, resolutions and other documents that the Company or any of the Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

1.9	No person has the right (whether exercisable presently or in the future and whether contingent or not) to call for the issue of any share or debenture of the Company or to convert any securities into shares or debentures, or shares or debentures of a different class in the Company.

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1.10	The Covenantors have all requisite power and authority to enter into and perform this Deed in accordance with its terms and the other documents referred to in it.

1.11	This Deed and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Covenantors in the terms of the agreement and such other documents.

1.12	Compliance with the terms of this Deed, the SPA and the documents referred to in it shall not breach or constitute a default under any of the following:

1.12.1	any agreement or instrument to which any Covenantor is a party or by which any Covenantor is bound; or

1.12.2	any order, judgment, decree or other restriction applicable to any Covenantor.

1.13	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries as provided in Part 2 of Schedule 2.

1.14	The issued shares of the Subsidiaries are fully paid up.

1.15	The execution, delivery and performance of this Deed and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the charter or bylaws of the Company, or any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, or (ii) so far as the Covenantors are aware, violate or conflict with any law or order to which the Company is subject.

2.	Share Capital

2.1	The Sale Shares have been properly allotted and issued, are fully paid and the Sale Shares set out against the names of the Covenantors in Schedule 1 of the SPA are legally and beneficially owned and registered by the Covenantors free from any Encumbrance or any claim to, or Contract to grant, any Encumbrance. No person is alleged to be entitled to an Encumbrance in relation to any of the Sale Shares held by the Covenantors.

2.2	No Contract has been entered into which requires or may require the Company or any Subsidiary to allot or issue any share or loan capital and neither the Company nor any Subsidiary has allotted or issued any securities which are convertible into share or loan capital.

2.3	None of the shares in the Company was, or represents assets which were, the subject of a transfer at an undervalue (within the meaning of section 238 or 339 of the Insolvency Act 1986) or any other transaction capable of being set aside or varied under any insolvency laws within the past five years.

2.4	There are no outstanding options, warrants, rights (including conversion or pre-emptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of any class of capital stock, or any securities or other instruments convertible into or exchangeable for shares of capital stock of the Company, and no commitments to issue any such securities or instruments. The authorized, issued and outstanding capital stock of Subsidiaries is set forth in Part 2 of Schedule 2. At the Completion, the Subsidiaries Shares shall constitute all of the issued and outstanding equity securities of Subsidiaries.

2.5	All dividends or distributions declared, made or paid by the Company and the Subsidiaries have been declared, made or paid in accordance with its memorandum, articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

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3.	Directors

3.1	The persons as named in Part 1 of Schedule 2 are all the directors of the Company at the date hereof and there is no person who is, or could be deemed to be, a shadow director.

3.2	The persons as named in Part 2 of Schedule 2 are all the directors of the Subsidiaries at the date hereof and there is no person who is, or could be deemed to be, a shadow director.

4.	The Accounts

4.1	The Accounts comply with the provisions of the Companies Acts and have been prepared in accordance with accounting standards ,policies ,principles and practices generally accepted in the United Kingdom (including all applicable Statements of Standard Accounting Practice and Financial Reporting Standards) under the historical cost convention and on basis and principles consistent with those on which the audited accounts of the Company for the immediately preceding two financial years have been prepared.

4.2	Without prejudice to the generality of the foregoing:-

(a)	the fixed assets are shown in the Accounts at cost less depreciation or amortisation consistently computed;

(b)	the Accounts make full and proper provision for, or (if appropriate) disclosure in a note, all liabilities of the Company as at the Accounts Date (whether present or future or ascertained or contingent), deferred tax, depreciation and amortisation, obsolete or slow moving stock, and all commitments undertaken or authorised as at the Accounts Date;

(c)	the Accounts do not include any unusual or extraordinary item of income or expenditure;

(d)	the Accounts fully provide for all bad and doubtful debts as at the Accounts Date; and

(e)	the Accounts do not understate any liability.

4.3	The Accounts give a true and fair view of the state of affairs of the Company and the Subsidiaries (and, in relation to the consolidated accounts, of the Company and the Subsidiaries, and of the Group as a whole) as at the Accounts Date and of the profit or loss of the Company and the Subsidiaries, and of the Group, for the financial year ended on that date.

4.4	The Accounts contain either proper provision adequate to cover, or reasonably detailed particulars in notes to cover, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company and the Subsidiaries as at the Accounts Date.

4.5	The Accounts have been sent to each shareholder of the Company in accordance with the requirements of all applicable laws and regulations.

4.6	The Management Accounts have been carefully and honestly prepared and (having regard to their format and the purpose for which they have been prepared) fairly represent the assets and liabilities and the profits and losses of the Company and the Subsidiaries as at and to the date at which they have been prepared and are not materially misleading.

5.	Financial and Other Records

5.1	All accounts, books, ledgers, financial and other records of the Company:-

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5.1.1	have been properly prepared and maintained;

5.1.2	constitute an accurate record of all matters required by law to appear in them;

5.1.3	do not contain any material inaccuracies or discrepancies; and

5.1.4	are in the possession of the Company or the Subsidiary to which they relate.

5.2	No notice has been received or allegation made that any of those records are incorrect or should be rectified.

5.3	All statutory records, including accounting records, required to be kept or filed by the Company or any of the Subsidiaries have been properly kept or filed and comply with the requirements of all applicable laws and regulations.

5.4	All deeds and documents belonging to the Company are in the possession of the Company and those belonging to the Subsidiaries are in the possession of the Subsidiary to which they belong.

5.5	As at 31 October 2013, the Net Asset Value of the Group was not less than £1.6 million.

6.	Business

Since the Accounts Date:-

6.1	no dividend has been declared, paid or made;

6.2	no resolution of the shareholders of the Company has been passed;

6.3	no change has been made in the accounting reference date of the Company;

6.4	no payment (other than remuneration in respect of their employment) has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, any of the Covenantors, or any past or present director of or any person who is or was at the relevant time connected (as defined in section 1122 of the Corporation Tax Act 2010) with any of the Covenantors or any such director;

6.5	the Company has not made any payment or incurred any obligation to make a payment which will be prevented (whether on the grounds of being a distribution or for any other reason) from being fully deductible for corporation tax;

6.6	no disposal or deemed disposal which might give rise to a liability for corporation tax on chargeable gains has been made by the Company;

6.7	the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than corporation tax on accrued trading income of the Company arising from transactions in the ordinary course of business of the Company; and

6.8	the Company has not agreed (conditionally or unconditionally) to do any of the things referred to in any of the foregoing paragraphs.

7.	Effect of Sale of the Sale Shares

7.1	Neither the acquisition of the Sale Shares by the Purchaser nor compliance with the terms of this Deed or the SPA will:-

7.1.1	cause the Company to lose the benefit of any right or privilege it presently enjoys; or

7.1.2	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company , or to exercise any right in respect of the Company; or

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7.1.3	entitle any person to receive from the Company any finder's fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Purchaser; or

7.1.4	result in any customer or supplier being entitled to cease dealing with the Company or to reduce substantially its existing level of business or to change the terms on which it deals with the Company ; or

7.1.5	so far as the Covenantors are aware, result in any officer or senior employee leaving the Company; or

7.1.6	so far as the Covenantors are aware result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

7.1.7	so far as the Covenantors are aware result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business.

8.	Title to Property: Encumbrances

8.1	Each of the Company and the Subsidiaries has, and immediately prior to the Completion each of the Company and Subsidiaries will have, good, clear and marketable title to all real property and good, clear and valid title to all personal property reflected on the Accounts and all real property and personal property acquired by the Company and Subsidiaries since June 30, 2013, in each case free and clear of all Liens except (i) as set forth in the Disclosure Materials and (ii) for Permitted Liens. The term “Permitted Liens,” as used in this Deed, shall mean (i) statutory liens for taxes or assessments not at the time due, (ii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, (iii) carriers’, warehousemen’s, mechanics’, laborers’ and material men’s liens if the obligations secured by such liens are not then delinquent, (iv) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of The Company or Subsidiaries, as applicable.

8.2	All real property, personal property leases and licenses pursuant to which the Company or Subsidiaries leases or licenses from others real or personal property are valid, subsisting and effective in accordance with their respective terms, and there is not, under any real property lease, license or personal property lease, any existing default or event of default of the Company, Subsidiaries or any other party thereto. The Disclosure Materials contains details of all real property leases, licenses and personal property leases under which the Company and/or Subsidiaries is the lessee or licensee. True and complete copies of all real property leases, licenses and personal property leases are contained in the Disclosure Materials. Except as disclosed, no such lease or license will require the consent of the lessor or licensor to or as a result of the consummation of the transactions contemplated by this Deed. The Company and Subsidiaries do not own any real property.

9.	Insurance

Folder K, subfolder "Insurances", Folder L, subfolder "Insurances" and Folder S, subfolder "Insurances" of the Disclosure Materials together contain a true and accurate list of all insurance policies currently in force that cover or purport to cover risks or losses to or associated with the Company’s and Subsidiaries’ business, operations, premises, properties, assets, employees, agents and directors and, so far as the Covenantors are aware, all such policies are in full force and effect. The Company and Subsidiaries have not received notice advising them that they will be unable to renew their existing insurance coverage as and when the same shall expire upon terms at least as favorable as those currently in effect, other than possible increases in premiums. Except as disclosed, neither the Company nor Subsidiaries has received any notice that any insurer under any policy referred to in this Section 10.1 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

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10.	Indebtedness

10.1	The Company has no liability or obligation for Indebtedness except as disclosed in the Disclosure Materials. Subsidiaries have no liability or obligation for Indebtedness except as disclosed in the Disclosure Materials. The term “Indebtedness”, as used in this Deed, shall mean: (a) any liability of the Company or Subsidiaries created or assumed by the Company or Subsidiaries, as applicable: (i) for borrowed money; (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed or to be consumed in the ordinary course of the Company’s or Subsidiaries’ business), including securities and debt instruments; (iii) in respect of letters of credit issued for the Company’s or Subsidiaries’ account and “swaps” of interest and currency exchange rates (and other interest and currency exchange rate hedging agreements) to which the Company or Subsidiaries is a party; or (iv) for the payment of money as lessee under leases that are consistent with the past practice of the Company or Subsidiaries described in the Accounts recorded as capital leases for financial reporting purposes; and (b) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for: (1) compensation of the Company or Subsidiaries employees in the ordinary course of business; (2) interest that has been accrued and is not yet due and payable; (3) inventory or similar property acquired and consumed or to be consumed in the ordinary course of the Company’s or Subsidiaries’ business; (4) services in the ordinary course of business; (5) rent or other amounts payable under real or personal property leases that have been as disclosed elsewhere herein, other than capital leases as described in subsection (a)(iv) above; (6) amounts payable on credit cards to the extent used to acquire inventory or similar property; and (7) utility bills, property taxes and other accounts payable.

10.2	The Company has not entered into any agreement or indenture relating to the borrowing of money or to the mortgaging, pledging, guaranteeing or otherwise placing a Lien on any asset or group of assets of the Company or Subsidiaries; any partnership, joint venture, joint development, joint design, collaboration, joint marketing, equity holders’ or other similar contract with any Person; any obligation, or guarantee of any obligation, for borrowed money or otherwise; and agreement with respect to the lending or investing of its funds; and any licensing of intellectual property

11.	Litigation

11.1	There is no claim, legal action, suit, arbitration, or mediation proceeding or other legal, administrative or governmental investigation, inquiry or proceeding to which the Company has been notified in writing or, to the best of the knowledge and belief of the Covenantors pending or threatened, against or affecting the Company, Subsidiaries or any of their respective properties, assets or business or any director, officer, employee or agent (in his, her or its capacity as such) of the Company or Subsidiaries or any Shareholder or to which any assets of the Company or Subsidiaries are subject, or to which any of the shares of the Company or Subsidiaries capital stock is subject or relating to the transactions contemplated by this Deed or the other Transaction Documents or the consummation hereof or thereof.

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11.2	Neither the Company nor any of the Subsidiaries is subject to or bound by any currently existing judgment, order, writ, injunction or decree.

11.3	So far as the Covenantors are aware, the Company and the Subsidiaries are not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality, or of any decision of any arbitrator, mediator or other dispute resolution proceeding.

12.	Employee Benefit Matters

12.1	The Disclosure Materials contain details of each employee welfare benefit plan (as defined in Section 3(l) of ERISA or any similar United Kingdom statute (an “Employee Welfare Plan”)) currently maintained by the Company or Subsidiaries or to which The Company or Subsidiaries contributes or is required to contribute.

12.2	The Disclosure Materials contain details of each employee pension benefit plan (as defined in Section 3(2) of ERISA or any similar United Kingdom statute (an “Employee Pension Plan”)) currently maintained by the Company or Subsidiaries or to which the Company or Subsidiaries contributes or is required to contribute. The Employee Welfare Plans and the Employee Pension Plans are sometimes collectively referred to herein as the “Plans.”

12.3	With respect to each current Plan, the Purchaser has been provided heretofore true and complete copies of all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto.

12.4	With respect to each Plan, so far as the Covenantors are aware, all premiums, and accruals for all periods ending prior to or as of the Completion Date shall have been made or provided for and there is no material unfunded liability which is not reflected on the Latest Balance Sheet. So far as the Covenantors are aware, all Plans are fully insured with no claim accrual liabilities.

12.5	So far as the Covenantors are aware, each Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable laws, including ERISA and the Code and similar United Kingdom statutes. With respect to each Plan, so far as the Covenantors are aware (i) there have been no exempt prohibited transactions, and (ii) no breach of fiduciary duty (as determined under ERISA or any similar United Kingdom statute) or any other failure to act or comply in connection with the administration or investment of the assets of such Plan. No action with respect to any Plan (other than routine claims for benefits and appeals of denials of such claims) is pending or so far as the Covenantors are aware threatened.

12.6	So far as the Covenantors are aware, the transfer of the Sale Shares contemplated by the SPA will not cause the acceleration of vesting in, or payment of, any compensation or benefits under any Plan and will not otherwise accelerate or increase any current or potential liability or obligation under any Plan.

13.	Material Contracts

13.1	Folder D13 of the Data Room contains a true and complete list as of the date hereof of each agreement of the Company and Subsidiaries with their customers and clients (“Customer Agreements”) in which the Company and/or the Subsidiaries have performed and invoiced services to such customers and clients in an aggregate amount of at least $250,000 over the period from September 30, 2012 through September 30, 2013. All Customer Agreements have been entered into in the ordinary course of business of the Company and Subsidiaries and reflect terms customarily offered by the Company and Subsidiaries.

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13.2	Folder S, subfolder "Contractors" of the Data Room contains a true and complete list as of the Completion Date of each material agreement of the Company or Subsidiaries with its consultants and independent contractors (“Consultant Agreements”), in which the Company and/or the Subsidiaries have performed and invoiced services to such consultants and independent contractors in an aggregate amount of at least $250,000 for clients and $250,000 for temporary workers/contractors over the previous twelve months from 1 January 2013. All Consultant Agreements have been entered into in the ordinary course of business of the Company and Subsidiaries, and reflect terms customarily offered by the Company and Subsidiaries.

13.3	Folder J4 of the Data Room contains a copy of each material agreement of the Company or Subsidiaries with its licensees and partners (“Licensee Agreements”), and true and complete copies of the same have been delivered to Purchaser heretofore. All Licensee Agreements have been entered into in the ordinary course of business of the Company and Subsidiaries.

13.4	The Disclosure Letter contains details of all material non competition and non-disclosure agreements and non-disclosure covenants under which either of the Company, Subsidiaries, or any Shareholder or Key Employee is or are obligated, and true and complete copies of the same have been delivered to Purchaser heretofore (excluding those entered into with the Purchaser). The Company and Subsidiaries are not restricted by any agreement from carrying on their respective business or engaging in any other activity anywhere in the world, and, so far as the Covenators are aware, no Shareholder or Key Employee is a party to or otherwise bound or affected by any agreement, covenant or other arrangement or understanding that would restrict or impair his or her ability to perform diligently his or her duties to the Company and Subsidiaries.

13.5	Folder B3, subfolders "Monroe" and "Corporate" of the Data Room contain a copy or details of all material contracts, agreements, employment agreements, understandings arrangements and commitments, written or oral, of the Company and Subsidiaries with any Key Employee or any officer or director of the Company or Subsidiaries, including without limitation severance agreements; in each case, a true and complete copy of such contract, agreement, understanding, arrangement or commitment has been delivered to Purchaser heretofore.

13.6	There are no other material contracts, agreements, understandings, arrangements and commitments, written or oral, of the Company and Subsidiaries by which they or their respective properties, rights or assets are bound that are not otherwise disclosed in this Deed or the Schedules hereto.

13.7	So far as the Covenators are aware, no event or condition has occurred or is alleged to have occurred that constitutes or, with notice or the passage of time, or both, would constitute a default or a basis of force majeure or other claim of excusable delay or non performance by the Company or Subsidiaries, or any other person or entity, under any contract, agreement, arrangement, commitment or other understanding, written or oral, described above in this Section 13, which default, or the delay or non performance of which, individually or in the aggregate, would have a Material Adverse Effect. So far as the Covenators are aware, no person or entity with whom the Company or Subsidiaries has such a contract, agreement, arrangement, commitment or other understanding is in default thereunder or has failed to perform fully thereunder by reason of force majeure or other claim of excusable delay or non performance thereunder, which default, or the delay or non performance of which, individually or in the aggregate, would have a Material Adverse Effect.

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14.	Employees and Labour Matters

14.1	Neither the Company nor Subsidiaries has been, nor is now, a party to any collective bargaining agreement or other labor contract. So far as the Covenantors are aware, the Company and the Subsidiaries are in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Folder B3, subfolder "Corporate" of the Data Room contains a list of the Key Employees and any independent contractors who have employment contracts or loans or other agreements with the Company or Subsidiaries in an aggregate amount exceeding $150,000 over the previous twelve (12) months from the Effective Date, true, complete copies of which have been delivered to the Purchaser prior to Completion.

14.2	True, correct and complete copies of the Company's and each of the Subsidiary's respective Employee Manuals and Handbooks and list of benefits have been provided to the Purchaser.

14.3	No Key Employee, or group of employees of the Company or Subsidiaries has notified the Company or Subsidiaries of such person’s or group’s intent to terminate employment with the Company or Subsidiaries, and so far as the Covenantors are aware, there are no pending or threatened Material disputes, disagreements or controversies between the Company or Subsidiaries, on the one hand, and any employee or consultant of the Company or Subsidiaries on the other hand.

14.4	Any notice required under any law applicable to the Company or Subsidiaries in order to consummate the transactions contemplated by this Deed has been or, prior to Completion, will be given.

15.	Principal Customers and Suppliers

15.1	Folder D13 of the Data Room states a total of all sales of the Company and Subsidiaries for the period from September 30, 2012 through September 30, 2013 to each of the customers that constitute the ten (10) largest customers of the Company and Subsidiaries, on a combined basis, in terms of the Company’s and Subsidiaries’ sales of services during such period, and lists each of such ten (10) largest customers. None of such customers has given notice in writing of its intention to terminate their business with the Company or Subsidiaries or take any other action, for any reason, which would adversely affect the Company’s or Subsidiaries’ business or relationship with such customer.

15.2	None of the ten (10) largest suppliers of the Company and Subsidiaries, on a combined basis, as listed in Folder D13 of the Data Room in terms of the Company’s and Subsidiaries’ purchase of goods or services during the six months ended on September 30, 2013 has terminated its relationship with the Company or Subsidiaries, or imposed Materially more adverse terms on its relationship with the Company or Subsidiaries, on a combined basis, or indicated (for any reason) its intention to terminate such relationship or take such adverse action with respect thereto.

16.	Adverse Changes and Undisclosed liabilities

16.1	So far as the Covenantors are aware since September 30, 2013, there has not occurred any event, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company and Subsidiaries, on a combined basis.

16.2	The Company and Subsidiaries have no liability and there is no basis for any claim with respect to any liability that has, or could reasonably be expected to have, a Material Adverse Effect on the Company and Subsidiaries, on a combined basis, except in either case for (a) liabilities set forth on the Latest Balance Sheet, and (b) liabilities which have arisen since the date of the Latest Balance Sheet in the ordinary course of business.

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17.	Legal Compliance

17.1	Neither the Company nor Subsidiaries has received any communication, written or otherwise, during the past three (3) years from a Governmental Body that alleges that the Company or Subsidiaries is not in compliance with any law applicable to the conduct of its business, the noncompliance with which could reasonably be expected to have a Material Adverse Effect on the Company and Subsidiaries, on a combined basis.

17.2	So far as the Covenantors are aware, the Company and Subsidiaries possess all certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, laws applicable to the Company or Subsidiaries to own, lease and operate its assets and to conduct the business of the Company and Subsidiaries as currently conducted.

17.3	So far as the Covenantors are aware neither the Company, Subsidiaries, any officer, director or employee of the Company or Subsidiaries has: (a) used any funds of the Company or Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable law.

17.4	So far as the Covenantors are aware the operations of the Company and Subsidiaries are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no action involving the Company or Subsidiaries with respect to the Money Laundering Laws is pending or, to so far as the Covenantors are aware, threatened

18.	Affiliate Transactions

18.1	Except as related to employment, (i) there are no agreements, understandings, arrangements (in each case whether written or oral), liabilities or obligations between the Company or Subsidiaries or any of the Shareholders, any trustee of the Shareholders, or any current or former shareholder, member, partner, officer, director or manager of the Company, Subsidiaries or any Affiliate of any such Person, on the other hand, (ii) the Company and Subsidiaries do not provide or cause to be provided any assets, services or facilities to any Person described in clause (i) foregoing, (iii) no Person described in clause (i) foregoing provides or causes to be provided any assets, services or facilities to the Company or Subsidiaries, and (iv) the Company and Subsidiaries do not beneficially own, directly or indirectly, any interests or investment assets of any Person described in clause (i).

18.2	Except for the ownership by Shareholders of the Shares and the ownership by the Company of the Subsidiaries Shares, none of the Company or the Shareholders nor any of their Affiliates, as the case may be, have any interest of any nature in any of the assets and properties used for or related to the business or operations of the Company or Subsidiaries.

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19.	Accounts Receivable

The accounts receivable of the Company and Subsidiaries: (a) are collectible in the ordinary course of business in amounts similar to amounts historically collected (net of contractual allowances and bad debt reserves established in accordance with prior practice), (b) represent legal, valid and binding obligations for services actually performed by the Company or Subsidiaries, as applicable, enforceable in accordance with their terms (except as modified by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors), (c) so far as the Covenantors are aware, there are no contests, claims, counterclaims, rights of set off or other defences with respect to such accounts receivable, and (d) have arisen only from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms. Folder S. subfolder "Aged Debtors", Folder H, subfolder "Longbridge", subfolder "2013" contain lists of all of the Company’s and Subsidiaries’, respectively, of any account receivables that have been due and payable for longer than 90 days prior to execution of this Agreement.

20.	Environmental Matters

20.1	So far as the Covenantors are aware, the Company and Subsidiaries have complied with and are in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect, and no proceeding is pending or, to the Knowledge of the Companyso far as the Covenantors are aware, threatened, alleging any failure to so comply.

20.2	The Company and Subsidiaries have not received any notice of any pending or, so far as the Covenantors are aware, threatened litigation, proceeding or claim to the effect that the Company or Subsidiaries may be liable to any Person, or responsible or potentially responsible for the costs of any remedies or removal action or other cleanup costs, as a result of non-compliance with any Environmental Law. There is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company or Subsidiaries to any Person for such cleanup costs.

20.3	As used herein, the term “Environmental Law” means any foreign, federal, state, provincial or local law, permit or agreement with any governmental body relating to the environment in effect in any and all jurisdictions in which the Company or Subsidiaries owns or leases property or conducts any business.

21.	Disclosure

21.1	Neither this Deed, the Disclosure Letter nor any of the Disclosure Materials other schedules, attachments or exhibits hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made, not misleading.

22.	Intellectual Property Rights

22.1	All IP Rights used in, or held in relation to the business of the Company are solely legally and beneficially owned by the Company free from any Encumbrance or are validly licensed to the Company.

22.2	All IP Rights used in, or held in relation to, the business which are registered or the subject of applications for registration or which are unregistered trade marks are listed in the Disclosure Letter, are in the case of the patents registered in the name of the Company and comprise a complete and accurate list of all IP Rights owned or used by the Company and are all valid, subsisting and enforceable.

22.3	In respect of registered IP Rights, all renewal or maintenance fees have been duly paid on time, all steps required for their maintenance and protection have been taken and the Covenantors are not aware of any grounds on which any person is or will be able to seek cancellation, rectification or any other modification of any registration.

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22.4	No proceedings, actions or claims impugning the title, validity or enforceability of IP Rights or claiming any right or interest in such IP Rights have been notified to and received by the Company and the Covenantors are not aware of any such proceedings actions, or claims that are pending or threatened.

22.5	There is, and has been, no infringement of IP Rights and none is pending or threatened.

22.6	No agreement or consent in respect of any of the IP Rights has been entered into or given by the Company in favour of any third party other than those contained in the Disclosure Letter.

22.7	The past and present activities of the Company:-

(a)	are not, and have not been, subject to the licence, consent or permission of, or payment to, any other party;

(b)	do not infringe and have not infringed any IP Rights of any third party; and

(c)	so far the Covenantors are aware, have not and will not, result in a claim in respect of IP Rights against the Company.

22.8	Save as required by law or regulation, neither the Covenantors nor the Company have disclosed, nor are obliged to disclose, any know-how or other Confidential Information to any third party, other than those of officers or employees who are bound by obligations of confidence. Save for such officers or employees, no third party has had access to any of the know-how or other Confidential Information relating to or held by the Company.

22.9	Complete and accurate copies of all licences, sub-licences and other agreements whereby the Company is licensed or otherwise authorised to use the IP Rights of a third party or whereby the Company licenses or otherwise authorises a third party to use IP Rights are set out in the Data Room and are all valid, subsisting and enforceable. No notices have been given to terminate any such agreements, and the obligations of all parties in respect of them have been fully complied with and no disputes have arisen in respect of them.

22.10	The Disclosure Letter contains a full list of domain names and other addresses in connection with the Internet or Worldwide Web which are owned by the Company.

22.11	In respect of any patent application made or currently proposed to be made by the Company no objection or challenge has been raised as to the proprietorship or validity of such patent.

22.12	In respect of the trade marks (including unregistered trade marks and applications for registration) which form part of the IP Rights, the Company has not been notified of any opposition or objection to the registration of any trade mark or that the Registrar of Trade Marks considers the mark to be incapable of registration, or in the case if registered trade marks, of any grounds for or proceedings in respect of rectification of the Register or similar action.

22.13	The Company does not use any corporate, business and trading name other than ‘Initio', 'Monroe' and 'Longbridge'.

22.14	The Company does not require any IP Rights other than those set out in Paragraph 11.2and 11.8 above in order to carry out its activities and develop and manufacture the products it sells.

22.15	All confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which refer to undertakings are set out in the Disclosure Letter).

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22.16	The activities of the Company and of any licensee of IP Rights granted by the Company:

22.16.1	21.16.1 have not infringed, do not infringe and are not likely to infringe the IP Rights of any third party; or

22.16.2	21.16.2 have not constituted, do not constitute and are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition; or

22.16.3	21.16.3 have not given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

23.	Information Technology

23.1	The definitions in this paragraph apply in this Deed.

IT System: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company.

IT Contracts: all arrangements and agreements under which any third party (including, without limitation, any source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire-purchase, licensing, maintenance and services agreements.

23.2	Complete and accurate particulars of the IT System and all IT Contracts are set out in Folder J of the Data Room.

23.3	Save to the extent provided in the IT Contracts, the Company is the owners of the IT System free from Encumbrances. The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

23.4	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

23.5	There are and have been no claims, disputes or proceedings arising or threatened under any IT Contracts.

23.6	None of the IT Contracts is liable to be terminated or otherwise materially affected by an acquisition of the Company by the Purchaser and the Covenantors have no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

23.7	The elements of the IT System:

23.7.1	are functioning properly and in accordance with all applicable specifications;

23.7.2	are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

23.7.3	do not contain any software virus and have not within the last 12 months been infected by any software virus or accessed by any unauthorised person;

23.7.4	have sufficient capacity and performance to meet the current and foreseeable business requirements of the Company;

23.7.5	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

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23.7.6	have been satisfactorily and regularly maintained and the IT System has the benefit of appropriate maintenance and support agreements, complete and accurate particulars of which are set out in Folder J of the Data Room.

23.8	The Company has implemented appropriate procedures, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

23.9	The Company has in place a disaster recovery plan which is fully documented and would enable the business of the Company to continue if there were significant damage to or destruction of some or all of the IT System.

24.	Data Protection

24.1	The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

24.1.1	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

24.1.2	have paid all fees payable in respect of such notifications;

24.1.3	the contents of such notifications (copies of which are attached to the Disclosure Letter) are complete and accurate; and

24.1.4	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

24.2	No personal data have been transferred outside the European Economic Area.

25.	Property

25.1	The particulars of the Property as set out in the leases contained in Folder C1 of the Data Roomare complete true and accurate and the Property is the only property occupied by the Company.

25.2	The Company does not own and has not ever owned, is or been in occupation of or is entitled to any estate or interest in or has any liability (actual or contingent) for any freehold or leasehold property other than the Property.

25.3	The Property is occupied exclusively by the Company which is entitled to vacant possession of the Property and no other person has any right (actual or contingent) to possession or occupation of the Property, or any interest in it.

25.4	The use of the Property for the purpose stated in the leases contained in Folder C1 of the Data Room corresponds to the use to which it is in fact put and complies with the provisions of all relevant legislation from time to time.

25.5	The Company has complied in all respects with all covenants, obligations, restrictions and provisions binding upon it in relation to the Property.

25.6	The Company has not at any time assigned or otherwise disposed of any freehold or leasehold property in respect of which the Company has any continuing liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from the Company or as a surety for the obligations of any other person in relation to any real property and no claim has been made against the Company in respect of any leasehold property formerly held by it or in respect of which it acted as a guarantor nor is any such claim anticipated.

25.7	No notices under the Landlord and Tenant (Covenants) Act 1995 have been served on the Company.

25.8	There is no subsisting breach of any obligation relating to the Property or its present use under any legislation, agreement, covenant, condition, licence or consent and, so far as the Covenantors are aware or might reasonably be aware, there are no subsisting allegations of such a breach by any competent authority or other person or any circumstances which might give rise to such a breach.

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25.9	The Property is in a good state of repair and condition.

26.	The Company's Liabilities

26.1	The Company has no liability (present or future or ascertained or contingent) in respect of:-

(a)	any guarantee, indemnity, bond or similar obligation created or given, or agreed to be created or given, by it;

(b)	any warranty or representation given by it, except a warranty or representation implied by law or any warranties given in the Contracts disclosed to the Purchaser in respect of a transaction entered into by the Company in the ordinary course of its trading;

(c)	any claim against it by the Covenantors or any Connected Person of the Covenantors or any indebtedness or Covenantors of the Company to the Covenantors or any Connected Person of the Covenantors; or

(d)	any shares, debentures or other securities of which it is or has been the registered proprietor or beneficial owner.

26.2	There is not outstanding any debt owing by the Company which ought in the ordinary course to have been paid.

27.	The Company’s Business

27.1	The business of the Company is managed exclusively by its relevant officers and employees and no person has authority to bind the Company other than their relevant officers and employees acting in the ordinary and ostensible course of their duties.

27.2	The Company is not a member of any partnership, consortium, trade association or any other association of persons (whether incorporated or not incorporated).

27.3	The Company does not carry on any business except the business disclosed to the Purchaser.

28.	General Legal Compliance

28.1	The Company has obtained all necessary licences, consents, permits and authorities (public and private) to enable it to carry on its business effectively in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities are valid and subsisting and have been complied with in all respects and there is no reason why any of them should be suspended, cancelled or revoked.

28.2	So far as the Covenantors are aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company or any of the Covenantors.

29.	Competition

29.1	The definition in this paragraph applies in this Deed.

Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

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29.2	The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and no director is engaged in any activity which would be an offence or infringement under any such Competition Law.

29.3	The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

29.4	No such investigation, inquiry or proceedings as mentioned in paragraph 22.3 have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.	Insolvency

30.1	No meeting has been convened at which a resolution will be proposed, no petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company or for the appointment of any provisional liquidator, and no formal or informal meeting of all or any of its creditors has been convened.

30.2	No administrative receiver, receiver or manager has been appointed of the whole or any part of the property, assets or undertaking of the Company.

30.3	No administration order has been made appointing an administrator in respect of the Company and no petition has been presented for an administration order in respect of the Company.

30.4	No voluntary arrangement has been proposed or approved under Part I Insolvency Act 1986 and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 Insolvency Act 1986 in respect of the Company.

30.5	No distress, execution or other process has been levied on or applied for in respect of any asset of the Company.

30.6	The Company has not stopped or suspended the payment of their debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 and the Company is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

30.7	No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any former or current officer of the Company or any of the Covenantors.

30.8	There are no facts in existence which are likely to lead to any of the events or circumstances referred to in this paragraph 23.

30.9	The Company has not been a party to any transaction at an undervalue as defined in section 238 of the Insolvency Act 1986 nor given or received any preference as defined in section 239 of the Insolvency Act 1986, in either case within the period of 2 years ending on the date of this Deed.

31.	Anti-corruption

31.1	The following definition in this paragraph applies in this Deed:

Associated Person: means in relation to a company, a person (including an employee, agent or subsidiary) who performs or has performed services for or on that company's behalf.

31.2	The Company is and has not at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010.

31.3	No Associated Person of the Company has bribed another person (within the meaning given in section 7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business for the Company.

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31.4	Neither the Company nor any of its Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Bribery Act 2010, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

32.	Taxation General

32.1	Provisions or reserve (as appropriate) has been made in the Accounts for all Taxation liable to be assessed on the Company or for which the Company is accountable (whether primarily or otherwise) in respect of all income, profits or gains earned, accrued or received on or before the Accounts Date or deemed to have been or treated as earned, accrued or received for taxation purposes on or before the Accounts Date and/or in respect of any event occurring or deemed to have occurred on or before the Accounts Date, including distributions made on or before the Accounts Date or provided for in the Accounts.

33.	Compliance

33.1	The Company has made all returns, claims for relief, applications, notifications, computations and assessments (whether physically in existence or electronically stored) ("Returns") that they are required by law to make. All Returns have been properly submitted (whether physically or electronically) within any relevant time limits to all relevant taxation authorities (whether of the United Kingdom or elsewhere and the Returns are true, complete and accurate in all Material respects, give full disclosure of all material facts and circumstances and, so far as the Covenantors are aware, are not the subject of any question or dispute.

33.2	The Company has prepared, kept and preserved full and sufficient records as required by law and to enable it to deliver correct and complete Returns and to calculate any present or, so far as possible future liability for Taxation of the Company, including without limitation in relation to a future disposal of any of its assets, or its entitlement to any deduction, relief or repayment of Taxation. Such records are accurate and up to date.

33.3	The Company is not involved in any dispute with any Taxation Authority nor has, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority. So far as the Covenantors are aware the Covenantors there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

34.	Taxation

34.1	All payments by the Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has (if required by law to do so) provided a certificate of deduction to such person in the required form and property and punctually accounted to the relevant taxation authority so deducted. The Company has properly and punctually paid all Taxation which they have become liable to pay (and any penalty, fine, surcharge or interest in connection with Taxation).

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34.2	The Company has accurately prepared and duly and timely filed all Tax Returns which it is required to file and have paid all Taxes required to be paid with respect to the periods covered by such Tax Returns. Such Tax Returns are true and correct in all material respects. No deficiencies for any Taxes have been asserted in writing or assessed against Company which remain unpaid and no state of facts exists or has existed which would constitute grounds for the assessment of any additional Taxes for any period for which Tax Returns have been filed. So far as the Covenantors are aware, there are , no pending or threatened actions, proceedings, investigations, audits or claims related to Taxes of the Company. The Company has properly withheld and paid over to the appropriate Taxing Authorities all Taxes required by it so to be withheld. There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any Tax owed by the Company. There are no tax liens upon any assets of the Company. The Company has not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. The Company is not party to any Tax allocation or sharing agreement. The Company has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897 (c)(1)(A)(ii) of the Code.

35.	US Subsidiaries

35.1	The US Subsidiary is current with the filing and reporting of all applicable federal, state and local tax returns and obligations, including , but not limited to, income, excise, sales, use , franchise and employment taxes.

35.2	Save in the ordinary course of business, there are currently no taxes due, including but not limited to,income, excise, sales, use , franchise, trust fund and employment taxes in connection with the US Subsidiary.

35.3	The US Subsidiary has not received any communications, written or oral, from federal, state or local taxing authorities in connection with the filing and reporting of its tax returns, including, but not limited to income, excise, sales, use, franchise and employment taxes.

36.	Distributions

The Company has not since the Accounts Date made or agreed to make any distributions save as provided in the Accounts.

37.	Value Added Tax

37.1	The Company is registered and a taxable person for the purposes of the Value Added Tax Act 1994 and have complied with and observed in all respects the terms of all statutory provisions, directions, conditions, notices and agreements with any Taxing Authority relating to value added tax.

38.	Employees

38.1	The Company has not remunerated any employee, officer or person rendering services and there are no arrangements to pay any employee, officer or person rendering services other than in cash payable to that employee, officer or person and in respect of which the Company has a liability to account for tax under PAYE or to make National Insurance contributions.

39.	Stamp Duties

39.1	There is no instrument which is necessary to establish the rights of the Company or the title of the Company to any asset which is liable to stamp duty (or any like duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or which would attract stamp duty, interest or penalties if brought within the relevant jurisdiction.

40.	International

The Company is and always has been resident only in the jurisdiction in which it was incorporated for Taxation purposes and for the purposes of any double taxation agreement. The Company is not liable to, and have at no time incurred any, Taxation in any jurisdiction other than the jurisdiction in which it was incorporated.

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Schedule 4
Limitation of Covenantors’ Liability

1.	Definitions

Claim means a claim for breach of the Warranties (other than the Tax Warranties) or any other claim for breach of or in relation to this Deed and/or the SPA but does not include a claim under or in respect of the Tax Covenant;

Tax Claim means a claim under or in respect of the Tax Covenant or for breach of the Tax Warranties; and

Tax Liability has the same meaning as a Liability to Taxation.

2.	Financial Limits

2.1	The Covenantors will not be liable for any Claim or Tax Claim unless the Covenantors have a liability in respect of that Claim or Tax Claim in excess of £15,000, excluding any liability for costs and interest.

2.2	The Covenantors will not be liable for any Claim or Tax Claim unless the Covenantors have a total liability in respect of all those claims (excluding those for which no liability arises under paragraph 2.1) in excess of US $100,000 excluding any liability for costs and interest, in which case the Covenantors' total liability will be for the whole amount and not merely the excess.

2.3	The Warranties and covenants contained in the Tax Covenant are given by each Covenantor on a several basis. No Covenantor will be liable in respect of any Claim or Tax Claim for an amount greater than his Relevant Percentage of that claim. The total liability of each Covenantor for all Claims and Tax Claims, including for costs and interest, will not exceed the total value of the cash consideration and the Promissory Notes received by him.

2.4	If the Purchaser brings a successful Claim or Tax Claim against any Covenantor, any amount to be paid by such Covenantor pursuant to such successful Claim or Tax Claim, shall be paid to the Purchaser by the Covenantor: (i) firstly in a reduction of the accrued interest and principal amount of the Promissory Notes, in the aggregate, held by that Covenantor and (ii) secondly, only once the entirety of the accrued interest and principal amount of the Promissory Notes held by that Covenantor has been exhausted, by a payment by that Covenantor to the Purchaser of the relevant amount of the cash consideration received by him.

3.	Notice

If the Purchaser becomes aware of any matter which gives or might give rise to a Claim or Tax Claim, taking no account of paragraph 2.2 for this purpose, the Covenantors will not be liable unless the Purchaser gives notice of the Claim as soon as reasonably practicable and in any event within 25 Business Days of becoming aware of that matter. The notice must specify in reasonable detail the nature of the Claim or Tax Claim, the breach that results, unless the Claim or Tax Claim is then contingent, a calculation of the amount claimed and attach any supporting evidence as may then be available to the Purchaser.

4.	Time Limits

4.1	The Covenantors will not be liable in respect of a Claim or Tax Claim unless notice of that claim complying with paragraph 3 has been given to the Covenantors before the date (the expiry date) falling:

4.1.1	in respect of any Tax Claim, four years from Completion;

4.1.2	in respect of any other Claim, 24 months from Completion.

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4.2	The Claim will be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and no new Claim may be made in respect of the facts giving rise to the withdrawn claim) unless proceedings in respect of that Claim have been commenced by being both issued and served before the date falling six months after the date on which the claim is notified in accordance with paragraph 4.1 or in respect of a liability which becomes actual and quantifiable having been contingent, six months after notice is received in accordance with paragraph 5.

5.	Contingent Claims

Before the expiry date set out in paragraph 4.1, no Covenantor will be liable for any Claim or any claim for breach of a Tax Warranty to the extent that it relates to a liability which is contingent unless it is notified in accordance with paragraph 3 and recoverable when it becomes an actual and quantifiable liability.

6.	Conduct Of Third Party Claims

6.1	If notice is given of a Claim under paragraph 3 which arises as a result of or in relation to a liability or alleged liability to a third party (other than to a Tax Authority) (a third party claim):

6.1.1	the Purchaser will, and will procure the relevant Group Company to, keep the Covenantors informed of the progress of the relevant third party claim and provides the Covenantors with copies of all correspondence and other written communications in relation to the third party claim other than those which have been prepared by the Purchaser or its professional advisers with a view to assessing the merits of the claim or are otherwise subject to legal professional privilege;

6.1.2	the Purchaser will not, and will procure the members of the Purchaser's Group nor any relevant Group Company not to admit liability, settle or compromise the third party claim or do anything likely to affect the liability of any relevant Group Company or the Purchaser in respect of that third party claim without the prior written consent of the Covenantors which shall not be unreasonably withheld or delayed;

6.1.3	the Purchaser will, and will procure the relevant Group Company to, give reasonable access to all relevant documents, records and personnel to enable the Covenantors to evaluate and exercise their rights under this paragraph 5.

6.2	If notice is given of a Claim under paragraph 3 which arises as a result of or in relation to a third party claim, the Covenantors may give notice to the Purchaser at any time requiring:

6.2.1	the Purchaser to, or procure the relevant Group Company to, take any action as the Covenantors may reasonably request to conduct, avoid, dispute, resist, defend, remedy, resolve, appeal, settle or compromise the third party claim (or any event or fact which has or may give rise to it);

6.2.2	the Purchaser to allow the Covenantors, in the name or on behalf of the Purchaser or the relevant Group Company, to conduct, avoid, dispute, resist, defend, remedy, resolve, appeal, settle or compromise the third party claim.

6.3	The obligations of the Purchaser under paragraph 6.2:

6.3.1	are subject to the Covenantors first indemnifying the relevant Group Company and the Purchaser to the Purchaser's reasonable satisfaction against all losses, costs, damages and expenses which may be incurred by those acts requested by or carried out by the Covenantors; and

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6.3.2	will not require the Purchaser to take any action and will not permit the Covenantors to take any action which, in the reasonable opinion of the Purchaser, is materially harmful to the goodwill of the Group Companies.

7.	Recovery From Third Parties

7.1	Where the Purchaser or any Group Company or member of the Purchaser's Group is entitled to recover from a third party (other than a Tax Authority) an amount which relates to a Claim or potential Claim, the Purchaser will procure that it or the relevant Group Company or that member of the Purchaser's Group takes all possible steps to enforce the recovery before making a Claim against the Covenantors.

7.2	If the Purchaser or any Group Company or member of the Purchaser's Group recovers (whether by payment, discount, credit, relief or otherwise) from a third party (other than a Tax Authority) an amount which relates to a Claim, that amount (less any reasonable costs and expenses incurred in obtaining that recovery less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Claim) will reduce or satisfy, as the case may be, that Claim.

7.3	If the Covenantor pays an amount in respect of a Claim and the Purchaser or any Group Company or member of the Purchaser's Group subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (other than a Tax Authority) an amount which relates to the Claim, the Purchaser will procure that it or the relevant Group Company or that member of the Purchaser's Group, will pay to that Covenantor an amount equal to the lesser of the amount recovered from the third party (less any reasonable costs and expenses incurred in obtaining that recovery and less any Taxation attributable to the recovery after taking account of any tax relief available in respect of any matter giving rise to the Claim) and the amount previously paid by the Covenantor to the Purchaser.

8.	Insurance

Without affecting the Purchaser's duty to mitigate loss in respect of any breach of this Deed, if in respect of any matter which could give rise to a Claim, the Purchaser or any Group Company is entitled to claim under any policy of insurance (or would have been entitled if it had maintained in force its cover current at Completion), the amount of insurance money recovered (less any reasonable costs and expenses incurred in obtaining that recovery) will reduce or satisfy, as the case may be, that Claim.

9.	Acts of the Purchaser

9.1	No Covenantor will be liable in respect of a Claim or a Tax Claim if that Claim or Tax Claim is attributable to, or is increased directly or indirectly as a result of:

9.1.1	any act, omission, transaction or arrangement carried out at the request of the Purchaser before or at Completion;

9.1.2	any act, transaction or arrangement carried out by the Purchaser or the member of the Purchaser Group by the Board of Directors of the Parent knowing the affect on or after Completion not in the ordinary course of business, where there is a fault on behalf of the Purchaser or member of the Purchaser Group and would not have caused the consequence but for the fault of the Purchaser or member of the Purchaser Group;

9.1.3	any admission of liability made by or on behalf of the Purchaser or by or on behalf of any member of the Purchaser's Group on or after Completion in respect of a liability that is subject to a bona fide dispute on grounds that would excuse the Company, save to the extent that the admission of liability is made at the express request of or with the written consent of the Covenantors;

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9.1.4	any breach by the Purchaser of any of its obligations under this Deed or any of the documents referred to or incorporated in it or any obligations entered into pursuant to it; or

9.1.5	any reorganisation or change in ownership of any member of the Purchaser's Group on or after Completion.

10.	Other Exclusions

10.1	The Covenantor will be liable in respect of a Claim to the extent that it relates to any liability or obligation by any Group Company:

10.1.1	in respect of which allowance, provision or reserve or a note was made in terms that identify the liability or obligations in the Accounts, the Management Accounts or the Audited Financial Statements;

10.1.2	which would not have arisen but for, or is increased directly or indirectly as a result of the passing of, or a change in, a law, rule, regulation, interpretation of the law or administrative practice of a government, governmental department, agency or regulatory body occurring on or after the date of this Deed;

10.1.3	which arises as a result of any change after Completion of the date to which any Group Company makes up its accounts or the change to any accounting policy, base, method, practice or estimation technique;

10.1.4	which occurs as a result of or in connection with any change in the nature of the business of the Company as carried on at Completion or the manner of conducting it at Completion.

11.	Remedies

11.1	The Purchaser may not rescind or terminate this Deed after Completion in any circumstances.

11.2	The only remedy available to the Purchaser for breach of Warranty after Completion will be damages for breach of contract. Those damages will be assessed on the basis of the diminution in value of the Sale Shares (which value will not be taken to be greater than the Consideration after taking into account all compensating factors) and not on the basis of the loss or cost to a Group Company in respect of the matter giving rise to the Claim.

11.3	This Deed will be actionable only by the Purchaser and no other person will be entitled to make any Claim or Tax Claim or take any action whatsoever against a Covenantor under or arising out of or in connection with this Deed.

12.	Ringfencing of Tax Claims

No claim under or in relation to this Deed, the SPA or any Transaction Document may be made against a Covenantor to the extent that the claim relates to or is in connection with Taxation or any Tax Liability except that claims in relation to or in connection with Taxation or any Tax Liability may be made under the Tax Warranties or the Tax Covenant.

13.	General

13.1	The Purchaser will procure that all reasonable steps are taken by it and any Group Company and each member of the Purchaser's Group and all reasonable assistance is given by it and any Group Company and each member of the Purchaser's Group to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Deed) which might give rise to any Claim.

13.2	The Purchaser will not be entitled to recover any loss or amount more than once under this Deed.

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Schedule 5

The Properties

Company	Property address

Monroe Staffing Services LLC	Mall Area, Building 7, Durfee Union Mills, 187 Plymouth Avenue, Fall River MA02722

Monroe Staffing Services LLC	Suites 15A, 15B & 15C, 855 Worcester Road, Framingham, Massachusetts

Monroe Staffing Services LLC	First Floor and use of Lower Level, 887 Main Street, Manchester, Connecticut

Monroe Staffing Services LLC	Unit 104, 814 Elm Street, Manchester, New Hampshire

Monroe Staffing Services LLC	Nashua Telegraph Building, 60 North Main Street, Nashua, NH

Monroe Staffing Services LLC	Suite 23 Calart Tower, 400 Reservoir Avenue, Providence R.I. 02907

Monroe Staffing Services LLC	718 Jake Alexander Boulevard West, Salisbury, North Carolina

Monroe Staffing Services LLC	Third Floor, 1985 Main Street, Northgate Professional Center, Springfield, Massachusetts

Monroe Staffing Services LLC	1800 Barnum Avenue, Stratford, Fairfield, Connecticut

Monroe Staffing Services LLC	35 Corporate Drive, Trumbull, Connecticut 06611

Monroe Staffing Services LLC	Suite 1, 20 North Plain Industrial Road, Wallingford, CT 06492

Monroe Staffing Services LLC	767 Wolcott Street, Waterbury, Connecticut CT 06705

Monroe Staffing Services LLC	973 Orange Avenue, West Haven, Connecticut

Monroe Staffing Services LLC	29 Mountain Street East, Worcester, Worcester County, Massachusetts

Initio International	One Hardwicks Square, Hardwicks Way, Wandsworth, London SW18 4AW

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Signature page

SIGNED and DELIVERED as a	)

DEED by BRENDAN FLOOD	)

in the presence of	)

Witness Signature:

Witness Name:

Address:

Occupation:

SIGNED and DELIVERED as a	)

DEED by MATTHEW BRIAND	)

in the presence of	)

Witness Signature:

Witness Name:

Address:

Occupation:

SIGNED and DELIVERED as a	)

DEED by STAFFING 360 SOLUTIONS	)

INC, acting by _____________________	)

a director, in the presence of	)

Witness Signature:

Witness Name:

Address:

Occupation:

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